As filed with the Securities and Exchange Commission on December 13, 2021

Registration Statement No. 333-92893

Registration Statement No. 333-129220

Registration Statement No. 333-161351

Registration Statement No. 333-231426

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-92893

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-129220

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-161351

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-231426

UNDER

THE SECURITIES ACT OF 1933

IKONICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-0730027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4832 Grand Avenue Duluth, Minnesota	55807
(Address of principal executive offices)	(Zip code)

The Chromaline Corporation 1995 Stock Incentive Plan

IKONICS Corporation 1995 Stock Incentive Plan

IKONICS Corporation 2019 Equity Incentive Plan

(Full title of the plan(s))

Glenn Sandgren
Chief Executive Officer
IKONICS Corporation
4832 Grand Avenue
Duluth, Minnesota 55807

(218) 628-2217

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David S. Huntington

Ariel J. Deckelbaum

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

IKONICS Corporation, a Minnesota corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of common stock, par value $0.10 per share, of the Registrant (the “Common Stock”) that had been previously registered but remain unsold or otherwise unissued as of the date hereof under the following Registration Statements on Form S-8, in each case, as amended by any post-effective amendments thereto (collectively, the “Registration Statements”), together with any and all rights to purchase plan interests and other securities registered thereunder:

1.                       Registration Statement on Form S-8 (File No. 333-92893), originally filed with the SEC on December 16, 1999, registering 185,000 shares of the Common Stock issuable pursuant to The Chromaline Corporation 1995 Stock Incentive Plan;

2.                       Registration Statement on Form S-8 (File No. 333-129220), originally filed with the SEC on October 25, 2005, registering 37,500 shares of the Common Stock issuable pursuant to the IKONICS Corporation 1995 Stock Incentive Plan;

3.                       Registration Statement on Form S-8 (File No. 333-161351), originally filed with the SEC on August 14, 2009, registering 100,000 shares of the Common Stock issuable pursuant to the IKONICS Corporation 1995 Stock Incentive Plan; and

4.                       Registration Statement on Form S-8 (File No. 333-231426), originally filed with the SEC on May 13, 2019, registering 118,907 shares of the Common Stock issuable pursuant to the IKONICS Corporation 2019 Equity Incentive Plan, consisting of (i) 102,157 shares of the Common Stock registered for the first time pursuant to the IKONICS Corporation 2019 Equity Incentive Plan and (ii) up to 16,750 shares of the Common Stock that were subject to outstanding awards under the IKONICS Corporation 1995 Stock Incentive Plan as of May 9, 2019.

On December 13, 2021, pursuant to the agreement and plan of merger, dated as of June 24, 2021, by and among TeraWulf Inc., a Delaware corporation (“TeraWulf”), the Registrant, Telluride Holdco, Inc., a Delaware corporation (“Holdco”), Telluride Merger Sub I, Inc., a Minnesota corporation (“Merger Sub I”), and Telluride Merger Sub II, Inc. (“Merger Sub II”), a Delaware corporation, Merger Sub I merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Holdco, and Merger Sub II merged with and into TeraWulf with TeraWulf surviving the merger as a wholly-owned subsidiary of Holdco (together, the “Mergers”).

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each of the Registration Statements and removes from registration any and all shares of the Common Stock, plan interests or other securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold or otherwise unissued at the termination of the offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Minnesota, on December 13, 2021.

IKONICS Corporation

By:	/s/ Glenn Sandgren
Name: Glenn Sandgren
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed below by the following persons in the capacities indicated on December 13, 2021.

Signature	Title

/s/ Glenn Sandgren	Chief Executive Officer and Director
GLENN SANDGREN	(Principal Executive Officer)

/s/ Jon Gerlach	Chief Financial Officer and Vice President of Finance
JON GERLACH	(Principal Financial and Accounting Officer)

/s/ Kerri Langlais	Chair of the Board of Directors
KERRI LANGLAIS

/s/ Kenneth Deane	Director
KENNETH DEANE

/s/ Barbara Guiltinan	Director
BARBARA GUILTINAN

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